UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): May 25, 2022

Athersys, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33876	20-4864095
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3201 Carnegie Avenue,	Cleveland,	Ohio	44115-2634
(Address of principal executive offices)			(Zip Code)
Registrant’s telephone number, including area code: (216) 431-9900
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ATHX	The NASDAQ Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.05    Costs Associated with Exit or Disposal Activities.
On May 25, 2022, the Board of Directors (the “Board”) of Athersys, Inc. (the “Company”) approved a corporate restructuring plan (the “Plan”) furthering its ongoing efforts to align Company resources with its current strategy and operations. In connection with the Plan, the Company plans to reduce its workforce by up to 70%, with the majority of the reduction expected to be completed by the end of June 2022. As a result of the Plan, the Company estimates that it will incur aggregate charges of approximately $3.5 million in one-time cash expenditures for severance and employee termination-related costs. The Company anticipates that the majority of such employee-related costs will be paid during the 2022 fiscal year. The costs that the Company expects to incur in connection with the Plan are subject to a number of assumptions, and actual results may differ from the Company’s original estimate. The Company may also incur additional costs not currently contemplated due to events that may occur as a result of, or that are associated with, the Plan. If the Company subsequently determines that it will incur additional significant costs associated with the Plan, it will amend this Current Report on Form 8-K to disclose such information.
Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 31, 2022, the Company notified Mr. William (BJ) Lehmann, the Company’s President, Chief Operating Officer and Secretary, of the cessation of his employment as part of the Plan, effective immediately. Under the terms of Mr. Lehmann’s Employment Agreement, dated as of December 3, 2021, his separation constitutes a termination by the Company other than for “cause.”
Also, on May 31, 2022, the Company notified Dr. John Harrington, the Company’s Executive Vice President and Chief Scientific Officer, of the cessation of his employment as part of the Plan, effective June 30, 2022. Under the terms of Dr. Harrington’s Employment Agreement, dated as of December 3, 2021, his separation constitutes a termination by the Company other than for “cause.”
On June 1, 2022, the Company notified Mr. Ivor Macleod, the Company’s Chief Financial Officer, of the cessation of his employment as part of the Plan, effective June 30, 2022. Under the terms of Mr. Macleod’s Employment Agreement, dated as of December 3, 2021, his separation constitutes a termination by the Company other than for “cause.”
Item 8.01    Other Events.
On May 20, 2022, the Company issued a press release related to the results of the TREASURE study, the clinical trial of its partner in Japan, HEALIOS K.K., evaluating the safety and efficacy of administration of the Company’s MultiStem cell therapy for the treatment of ischemic stroke. The full text of the Company’s press release is filed herewith as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit No.	Description
99.1	Press release issued by Athersys, Inc. on May 20, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: June 2, 2022

ATHERSYS, INC.

By:	/s/ Daniel Camardo
Name: Daniel Camardo Title: Chief Executive Officer